FOR IMMEDIATE RELEASE:

Investor Contact:
James F. Laird
Chief Financial Officer
614.255.3353 (jlaird@diamond-hill.com)

Media Contact:
Susan Stuart
Director - Client Relations & Communications
614.255.3348 (sstuart@diamond-hill.com)

DIAMOND HILL ANNOUNCES ADDITION OF FAITH STEVENSON
TO INSTITUTIONAL BUSINESS DEVELOPMENT TEAM

Columbus, Ohio - July 15, 2014 - Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) announced that Faith Stevenson, CFA, CPA has joined Diamond Hill Capital Management, Inc. as Director of Institutional Business Development. Ms. Stevenson is based in New Jersey and will serve clients and prospective clients in the Northeast.   She has extensive experience with intermediary and institutional distribution and reports to Lisa Wesolek, Chief Operating Officer and Managing Director, Head of Distribution.

“We are very excited to have Faith join our team,” said Lisa Wesolek. “Her extensive experience with both intermediary and institutional clients and her presence in the Northeast will be beneficial to our clients as our business continues to grow.”

Prior to joining Diamond Hill, Ms. Stevenson served as Managing Director, Head of Fixed Income Business Development at Smith Graham in New York City. She began her career as an analyst with Smith Barney and then UBS, served as Director of New Business Development for Forstmann-Leff Associates, LLC and was Managing Director, Consultant Relations with Bear Stearns Asset Management. Ms. Stevenson has a Bachelor of Science in Business Administration degree in Accounting from The Ohio State University, holds the chartered financial analyst (CFA) designation, and is a certified public accountant (CPA).

About Diamond Hill:
We are an independent investment management firm with significant employee ownership and $14.2 billion in assets under management as of June 30, 2014.  We provide investment management services to institutions and individuals through mutual funds, institutional separate accounts, and private investment funds.  Our entire investment team shares the same intrinsic value investment philosophy focused on absolute returns, and our interests are firmly aligned with our clients through significant investment in our strategies.  For more information visit www.diamond-hill.com.

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